AMENDMENT NO. 1 TO

AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED CONSULTING AGREEMENT (this “Amendment”), effective as of March 7, 2023, by and between Capitol Series Trust, a statutory trust organized under the laws of the state of Ohio (the “Trust”), and Northern Lights Compliance Services, LLC, a Nebraska limited liability company (“NLCS”).

WHEREAS, the Trust and NLCS are parties to that certain Amended and Restated Consulting Agreement effective September 14, 2022, by and between the Trust and NLCS (the “Agreement”).

WHEREAS, the parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)	Appendix A-1 hereby is deleted in its entirety and replaced with Appendix A-1 attached hereto, as the same may be amended from time to time.

(b)	Appendix A-2 hereby is deleted in its entirety.

(c)	Appendix A-3 hereby is deleted in its entirety.

(d)	Appendix A-4 hereby is deleted in its entirety and replaced with the new Appendix A-2 attached hereto, as the same may be amended from time to time.

(e)	Appendix A-5 hereby is deleted in its entirety.

(f)	Appendix A-6 hereby is deleted in its entirety.

(g)	Schedule D hereby is deleted in its entirety and replaced with Schedule D attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signature Page Follows

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

CAPITOL SERIES TRUST		NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

By:	/s/ Matthew J. Miller	By:	/s/ Martin R. Dean
	Matthew J. Miller		Martin R. Dean
	President		President

Schedule A-1

FEES

This Schedule A-1 is part of the Amended and Restated Consulting Agreement (the “Agreement”), dated September 14, 2022, entered into by and between Capitol Series Trust (the “Trust”) and Northern Lights Compliance Services, LLC (“NLCS”). Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

All fees set forth herein shall be applicable to each Fund upon the earlier of the Effective Date of this Agreement or the date in which a Fund commences operations.

1. Standard Service Fees:

Annual fee of $[REDACTED]for the first Fund in each Fund Family, $[REDACTED] for each additional Fund in the same Fund Family, and $[REDACTED] for each sub-adviser. The term “Fund Family” refers to all Funds in the Trust with the same investment adviser.

PLUS:

●	[REDACTED] basis point (%) per annum of each Fund’s net assets over $100 million.

Basis point fees are expressed as annual percentage rates, but shall accrue quarterly, with net asset values determined as of the last day of the preceding quarter.

Notwithstanding the foregoing, all Funds identified with an “*” on Schedule D to the Agreement shall be “Grandfathered Funds” and shall be subject to the fees described in the applicable fee schedule attached hereto, plus itemized fees as follows.

On each anniversary date of the Agreement, NLCS will increase the base fees listed in Section 1 above or in the applicable fee schedules attached hereto by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)1 plus 1.5%.

2. Due Diligence Fee:

A one-time fee of $[REDACTED] for each initial site visit to an adviser or sub-adviser to a Fund for due diligence and onboarding purposes.

For non-adviser Service Providers to a Fund (e.g., administrator, transfer agent, pricing and liquidity vendors, etc.), NLCS will bill the Trust a one-time fee of $[REDACTED] for initial due diligence visits, to the extent deemed necessary by the chief compliance officer, to any such Service Provider. This fee is waived where Ultimus is the Service Provider.

If the Board requires NLCS to perform a heightened level of diligence with respect to a Fund’s investment adviser or any sub-adviser (i.e., work which, in NLCS’s sole determination, is outside the scope of its standard due diligence processes) or an investment adviser otherwise requests that NLCS perform a heightened level of diligence and NLCS agrees to do so, NLCS will charge an

[1]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

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Schedule A-1

FEES

enhanced due diligence fee equal to $[REDACTED] per month for so long as NLCS performs such heightened diligence.

3. Procedures Development and Review:

A one-time fee to review and, if necessary, to assist in drafting Trust policies and procedures, and to review and prepare for onboarding the policies and procedures of the administrator (including a change in administrator) as follows:

●	Review/Draft Trust Procedures: $[REDACTED]

●	Review Administrator Procedures: $[REDACTED] (fee waived if Ultimus Fund Solutions or an affiliate of Ultimus Fund Solutions is the administrator)

4. Additional Service Fees:

●	Complex Fund Fee. NLCS will charge an annual fee of $[REDACTED] for each Fund as agreed to by the Board that, as related to compliance with Federal Securities Laws, requires additional oversight or man hours or that generally pose heightened risk or compliance concerns, and may include Funds that:

○	have securities that require fair valuation;

○	invest in derivatives subject to Rule 18f-4;

○	invest in, directly or indirectly, commodities, real estate or other non-passive investments that produce bad income;

○	invest in wholly –owned subsidiaries, domestic or foreign;

○	invest in hedge funds or private equity, private placements or private unsecuritized loans;

○	are interval funds under Rule 23c-3 under the Investment Company Act;

○	have major service providers that are not regulated entities;

○	have more than one service provider that is not an investment adviser/sub-adviser;

○	have service providers that are affiliates of the Fund or affiliates of other service providers;

○	have other unusual contractual arrangements;

○	have multiple sub-advisers;

○	are exchange traded funds; or

○	are affiliated funds of funds

The following Funds shall be subject to the Complex Fund fee:

Complex Funds:
Clockwise Capital Innovation ETF
Fairlead Tactical Sector ETF
Hull Tactical US ETF

●	Extraordinary Services. NLCS will charge an hourly fee of $[REDACTED] for all extraordinary services, which shall include, by way of example and without limitation, additional services

Schedule A-1 | Page 2

Schedule A-1

FEES

required by the Board and agreed to by NLCS, or required by substantial new regulatory requirements not in existence at the time the parties entered into the Agreement.

5. Liquidity Program Administration Fees:

Ongoing Fees:

The following ongoing fees will begin at contract approval and will be assessed on an annual basis.

●	Base annual fee for up to three Funds in one Fund Family:	$[REDACTED]

●	Fee per Fund in Fund Family above three:	$ [REDACTED]

●	Fee per sub-adviser:	$[REDACTED]

These fees shall be assessed for each additional adviser, sub-adviser, or Fund added to the Trust. In the first calendar year, the ongoing fees shall be pro-rated, but shall in no event be less than $[REDACTED] for each Fund Family.

Implementation Fees:

A one-time initial implementation fee will be assessed to review the adviser’s policies and procedures, coordinate with the administrator, organize the liquidity program administrator committee, and provide guidance to the adviser in making initial liquidity assessments and bucketing determinations as follows:

●	Base implementation fee (up to three Funds in one Fund Family):	$[REDACTED]

●	Fee per additional Fund in Fund Family above three:	$ [REDACTED]

●	Fee per sub-adviser:	$[REDACTED]

The base implementation fee and fee per sub-adviser shall be waived to the extent the adviser or any sub-adviser has been assessed fees for due diligence and an initial site visit as set forth above. The fee per each additional Fund in a Fund Family above three, however, will be assessed as each additional Fund is subsequently added to the Trust.

6. Anti-Money Laundering Fees:

An aggregate annual fee of $[REDACTED] for up to three Funds with the same adviser, plus $[REDACTED] per Fund after the first three Funds with the same adviser, subject to a maximum aggregate, annual fee of $[REDACTED] for all Funds with the same adviser.

7. Reimbursable Expenses:

The Trust agrees to reimburse NLCS for all reimbursable expenses incurred by NLCS in connection with the services provided to the Trust pursuant to the Agreement. Such expenses shall include, without limitation, expenses for travel, lodging, meals, visits to Trust Service Providers, access fees incurred by NLCS to set up advisers in our compliance management system, telephone calls, photocopying, binding, and shipping of compliance materials. Where the Trust’s Chief

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Schedule A-1

FEES

Compliance Officer or his/her designee or AMLO makes a single visit to Service Providers for purposes not only of the Trust, but also for other NLCS clients that employ the same Service Providers, the Chief Compliance Officer will use his/her judgment to allocate such expenses proportionally among the Trust and such other clients.

8. Payment Terms:

NLCS will invoice the Trust for all annualized fees owing to NLCS under the terms of the Agreement on a quarterly basis in advance. Invoices for Extraordinary Services and reimbursable expenses will be billed on a monthly basis in arrears. Each NLCS invoice shall include the amount due and a brief description of the services rendered. The payment of all fees and the reimbursement of all reimbursable expenses shall be due and payable within thirty (30) days of receipt of an invoice from NLCS (the “Due Date”). Interest may accrue, at the maximum amount permitted by law, on any invoice balance that remains unpaid after its Due Date.

Signature Page Follows

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Schedule A-1

FEES

IN WITNESS WHEREOF, the parties hereto have executed this Schedule A-1 to the Amended and Restated Consulting Agreement effective March 7, 2023.

CAPITOL SERIES TRUST		NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

By:	/s/ Matthew J. Miller	By:	/s/ Martin Dean
	Matthew J. Miller		Martin Dean
	President		President

Schedule A-1 | Page 5

Schedule A-2

FEES

Fuller & Thaler Behavioral Small-Cap Equity Fund

Fuller & Thaler Behavioral Small-Cap Growth Fund

Fuller & Thaler Behavioral Mid-Cap Value Fund

Fuller & Thaler Behavioral Mid-Core Equity Fund

Fuller & Thaler Behavioral Micro-Cap Equity Fund

Fuller & Thaler Behavioral Unconstrained Equity Fund

Fuller & Thaler Behavioral Mid-Cap Equity Fund

For the services provided under the Agreement, NLCS shall be entitled to receive an annual fee of $[REDACTED] from each Fund listed on this Schedule A-4.

Schedule A-2 | Page 1

Schedule D

LIST OF FUNDS

(Funds marked with an “*” are “Grandfathered Funds”

for purposes of Schedule A of the Agreement)

Alta Quality Growth Fund
Canterbury Portfolio Thermostat Fund
Clockwise Capital Innovation ETF
Fairlead Tactical Sector ETF
Fuller & Thaler Behavioral Micro-Cap Equity Fund*
Fuller & Thaler Behavioral Mid-Cap Equity Fund*
Fuller & Thaler Behavioral Mid-Cap Value Fund*
Fuller & Thaler Behavioral Mid-Core Equity Fund*
Fuller & Thaler Behavioral Small-Cap Equity Fund*
Fuller & Thaler Behavioral Small-Cap Growth Fund*
Fuller & Thaler Behavioral Unconstrained Equity Fund*
Guardian Capital Dividend Growth Fund
Guardian Capital Fundamental Global Equity Fund
Hull Tactical US ETF
Preserver Alternative Opportunities Fund
Reynders, McVeigh Core Equity Fund

Schedule D | Page 1